Exhibit 99

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES
ADOPTION OF 10b5-1 TRADING PLANS

Silver Spring, MD, March 15, 2004: United Therapeutics Corporation (NASDAQ: UTHR) announced today that its Chief Financial Officer Fred Hadeed and its General Counsel Paul Mahon have each adopted pre-arranged stock trading plans to sell a portion of their company stock over three years as part of their individual long-term strategy for asset diversification and liquidity. The stock trading plans were adopted in accordance with guidelines specified under Securities and Exchange Commission Rule10b5-1 and United Therapeutics’ Securities Trades by Company Personnel Policy. In addition, Bina Aspen Rothblatt, the spouse of Chief Executive Officer Martine Rothblatt, has also adopted a three-year Rule 10b5-1 stock trading plan.

Rule 10b5-1 of the Securities Exchange Act of 1934 allows corporate officers and directors to adopt written pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact, and can avoid concerns about whether they had material, non-public information when they sold their stock.

The transactions under all three 10b5-1 plans will commence on April 1, 2004, extend for three-year terms, and involve trades on the first and third Thursday of each month. In the event that the market is not open on these designated trading days, then the orders will be entered on the next trading day. Under Fred Hadeed’s Rule 10b5-1 Plan, he will exercise employee stock options and sell 1,944 shares on each bi-weekly trading date, with the number of shares increased in January of each year in accordance with a formula and with no sale occurring at a price below the exercise price of each employee stock option plus $10. Under Paul Mahon’s plan and Bina Aspen Rothblatt’s plan, each will sell 2,000 shares on each bi-weekly trading date, with Paul Mahon selling shares acquired through the exercise of employee stock options with no sale occurring at a price below the exercise price of each employee stock option plus $10, and with Bina Aspen Rothblatt selling owned shares at market price.

The transactions under these plans will be disclosed publicly through Form 144 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on United Therapeutics’ website.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.